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                                                                     EXHIBIT 10Y


April 22, 1996



Mr. Eugene Misukanis
1035 Lake Beach Drive
Shoreview, MN 55126

Dear Gene:

Reference is made to that Severance Agreement dated December 11, 1995 (the "Agreement") between you and the Company. Pursuant to Section 2 of the Agreement you have the right to cause the Company to purchase, on the last trading day in the calendar year 1997, up to 280,000 shares of Company Common Stock owned by you as of the date of the Agreement. Section 2 also provides that such right shall expire if, for any five consecutive trading days prior to the last trading day of calendar 1997 (the "trading period"), the closing sale price per share of the Company's Common Stock is $8.50 or more.

The Company hereby agrees that for purposes of calculating the trading period, no trading day shall be included if (i) on that day you were in possession of material, non-public information concerning the Company and (ii) such information had previously been provided to you by the Company in conjunction with the performance of your consulting services under Section 9 of the Agreement. The determination as to whether or not you are in possession of material, non-public information shall be made in good faith by the Company, after consultation with counsel to the Company.

All other terms and provisions of the Agreement shall remain in effect without modification. Please acknowledge your agreement with the foregoing by signing your name below.

Very truly yours,

/s/ John R. Brintnall

John R. Brintnall
Vice President of Finance and CFO



Agreed to as of the date
first written above.

/s/ Eugene Misukanis
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